Letter to be Delivered by Mr. Donohue Pursuant to Section 6.11.1 of the Agreement and Plan of Merger between Flushing Financial Corporation and Atlantic Liberty Financial Corp.


                                                              December 20, 2005


Flushing Financial Corporation          Atlantic Liberty Financial Corp.            Atlantic Liberty Savings, F.A.
1979 Marcus Avenue, Suite E140                186 Montague Street                        186 Montague Street
Lake Success, New York 11042               Brooklyn, New York 11201                   Brooklyn, New York 11201


Ladies and Gentlemen:

     This letter is being delivered to you pursuant to section 6.11.1 of the Agreement and Plan of Merger by and between Flushing Financial Corporation ("FFC") and Atlantic Liberty Financial Corp. ("ALFC") and Atlantic Liberty Savings, F.A. (such agreement, the "Merger Agreement").

     1. 2005 Payment. On or before December 31, 2005, ALFC will pay, or cause Atlantic Liberty Savings, F.A. to pay, to me the sum of $375,000 (the "2005 Payment") This payment is made in consideration of my execution and delivery of this letter, will be subject to applicable federal, state and local income and employment withholding taxes and will be reported as wages on the Wage and Tax Statement on IRS Form W-2 issued for me for 2005. In the event this letter agreement is terminated as hereinafter provided, I understand and agree that the Employment Agreements between me, ALFC and Atlantic Liberty Savings, F.A.are hereby amended to provide that any payment that may become payable to me under section 3(b) (relating to incentive compensation or bonuses) or section 6 of such Employment Agreements, if any, shall, without any further action or consent on my part, be reduced by the amount of the 2005 Payment until such amount is fully offset.

     2. Acceleration of Restricted Stock. ALFC will accelerate, or cause the acceleration, of the vesting date of all shares of restricted stock issued to me with a scheduled vesting date that is later than December 31, 2005 (the "Unvested Restricted Stock") to be fully vested and nonforfeitable as of a date not earlier than 3 business days after the date of this letter and not later than December 31, 2005 (the "Accelerated Vesting Date"). The fair market value of the Unvested Restricted Stock on the Accelerated Vesting Date will be subject to applicable federal, state and local income and employment withholding taxes and will be reported as wages on the Wage and Tax Statement on IRS Form W-2 issued for me for 2005. ALFC will take or cause to be taken all necessary or appropriate actions to permit me to satisfy the applicable minimum tax required withholding (the "Tax Withholding Amount") by surrendering to ALFC that number of whole shares of Unvested Restricted Stock with an aggregate fair market value on the Accelerated Vesting Date that is closest to but not in excess of the Tax Withholding Amount. Any remaining portion of the Tax Withholding Amount may be withheld from any cash payment made to me on or after the Accelerated Vesting Date. The fair market value of the Unvested Restricted Stock shall, for all purposes of this paragraph 2, be determined in accordance with the provisions of the ALFC 2003 Stock Option Plan.

     3. Acceleration of Stock Options. ALFC will take or cause to be taken all necessary actions to cause each option to purchase common stock of ALFC that is outstanding to me under the Stock Benefit Plan (the ALFC Stock Options") to be

Flushing Financial Corporation
Decemebr 20, 2005                                                       Page 2.


fully vested and exercisable for a period of 10 business days prior to the Closing Date (as defined below).

     4. Cash Payment on the Closing Date. Subject to paragraphs 8 and 9 below and my execution of the Termination Agreement and Release attached hereto as Exhibit B, on the Closing Date of the transaction contemplated by the Merger Agreement (the "Closing Date"), FFC shall pay or cause to be paid to me the sum of $965,632 (the "Closing Date Payment"), which shall be subject to federal, state and local tax withholding. Once this payment is made, the Employment Agreements shall terminate and be of no further effect.

     5. Insurance Continuation. Atlantic Liberty Savings, F.A. will preserve through the Closing Date, and subject to paragraph 8 below, FFC will honor following the Closing Date, the terms of the split dollar insurance arrangement in effect for me pursuant to which a permanent life insurance benefit in the amount of $699,966 under New York Life Insurance Company policy number 56604942 will be provided on and after the Closing Date (the "Split Dollar Benefit").

     6. Non-Competition Agreement. Concurrently with the execution and delivery of this letter, FFC and I have executed and delivered the Non-Competition Agreement attached hereto as Exhibit A (the "Non-Competition Agreement").

     7. No Other Payments or Benefits. I hereby acknowledge and agree with FFC that, except for vested accrued benefits to which I am or become entitled under the Atlantic Liberty Savings, F.A. Employee Stock Ownership Plan, The Retirement Plan of Atlantic Liberty Savings, F.A., and/or the Atlantic Liberty Savings, F.A. 401(k) Savings Plan (collectively, the "Qualified Plans"), the continuation coverage or conversion rights available at my own expense under any group life, medical, dental or disability plans or flexible spending accounts (the "Welfare Plans"), my rights under the Non-Competition Agreement, and any rights to indemnification or to errors and omissions insurance coverage, rights as a stockholder of FFC and/or ALFC, rights with respect to my ALFC Stock Options and/or under contracts between me and FFC that are, in each case, expressly provided for in the Merger Agreement (the "Additional Rights") (such payments and benefits under the Qualified Plans, Welfare Plans, Non-Competition Agreement and Additional Rights, collectively, the "Basic Benefits") and the payments, benefits and other rights set forth in this letter, no other payments, benefits or other rights are due to me.

     8. Code Section 280G Matters. I further understand and agree that if:

          (a) The 2005 Payment is made on or before December 31, 2005 and reported on my Wage and Tax Statement on IRS Form W-2 for 2005; and

          (b) The Unvested Restricted Stock is in fact vested on or before December 31, 2005 and the fair market value thereof reported on my Wage and Tax Statement on IRS Form W-2 for 2005; and

          (c) All of the ALFC Stock Options are in fact vested and exercisable for a period of at least 10 business days prior to the Closing Date; and

          (d) FFC does not take any action that would prevent, and does not fail to take any action which failure would prevent, the payments made under the Non-Competition Agreement, or any portion thereof, from being regarded as

Flushing Financial Corporation
Decemebr 20, 2005                                                       Page 3.


     reasonable compensation for service rendered after the Closing Date for purposes of section 280G of the Internal Revenue Code of 1986 (the "Code");

then the aggregate amounts payable to me, and any benefits provided to me, in respect of all payments and benefits from or with respect to ALFC and its affiliates from any source whatsoever shall be further limited, if necessary, such that none of the payments made or benefits provided will be an "excess parachute payment" within the meaning of section 280G of the Code . The determination whether any of such payments and benefits will be an "excess parachute payment" shall be made as of the Closing Date and as of any other relevant date thereafter by FFC's tax advisors with the concurrence of my personal tax advisors (which concurrence shall not be unreasonably withheld or delayed). If such determination results in a requirement that my payments or benefits or both be further limited, the reduction shall be effected in the following manner:

          (i) First, to the extent that any portion of my Split Dollar Benefit is regarded as an "excess parachute payment," FFC's obligation to provide this benefit at its expense shall be waived. Such waiver shall be applied on a calendar year basis in reverse chronological order such that the calendar years closest to the Closing Date are the last years to be affected. FFC shall afford me the opportunity to maintain the life insurance coverage in any affected year by paying to FFC the premium equivalent value of the coverage for that year.

          (ii) Second, to the extent that the required reduction cannot be fully effected through the Split Dollar Benefit, FFC may reduce the amount of any unpaid cash payment due to me by the minimum amount required to prevent the existence of an excess parachute payment.

          (iii) Third, to the extent that the required reduction cannot be fully effected as provided in paragraphs (a) and (b) above, I agree to repay to FFC, with interest determined at the applicable AFR rate prescribed by the Internal Revenue Service for such payment, the minimum amount necessary to prevent the existence of an excess parachute payment.

I shall have the right, by written notice to FFC, to specify an alternate method of satisfying any required reduction; provided that such alternate method satisfies the requirements of this paragraph 8 and does not result in any "excess parachute payment" within the meaning of sections 280G and 4999 of the Code.

     9. Effect on other Agreements. To the extent necessary to give effect to the purposes hereof, this letter shall constitute an amendment to each and every governing documents for each and every plan, agreement or arrangement under which I may have a right to payments and benefits to reflect the relevant terms and conditions of this letter. This letter shall take effect upon the signing of the Merger Agreement and thereafter shall not be revocable except upon the termination of the Merger Agreement in connection with the abandonment of the transactions contemplated thereby. If the Merger Agreement is terminated, this letter agreement, other than paragraphs 1 and 2 hereof, shall be of no further force or effect, but paragraphs 1 and 2 hereof shall remain in effect.

Flushing Financial Corporation
Decemebr 20, 2005                                                       Page 4.


     I acknowledge that this letter will serve as an inducement to FFC to execute, enter into and perform the Merger Agreement and that FFC is relying on the promises that I have made herein in deciding to proceed therewith.

                                             Very truly yours,

                                             /S/ Barry M. Donohue
                                             ------------------------------
                                             Barry M. Donohue

Flushing Financial Corporation
Decemebr 20, 2005                                                       Page 5.





Accepted and Agreed to:    Accepted and Agreed to:   Accepted and Agreed to:

FLUSHING FINANCIAL          ATLANTIC LIBERTY.         ATLANTIC LIBERTY
CORPORATION                 FINANCIAL CORP            SAVINGS, F.A.





/s/John R. Buran           /s/ Richard T. Arkwright   /s/ Richard T. Arkwright
--------------------       -----------------------    -------------------------
Name: John R. Buran        Name: Richard T. Arkwright Name: Richard T. Arkwright
Title:President and        Title: Chairman            Title: Chairman
Chief Executive Officer